                                                                  EXHIBIT 12.2

                            CNA FINANCIAL CORPORATION
                       COMPUTATION OF RATIO OF NET INCOME,
                          AS ADJUSTED, TO FIXED CHARGES

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YEAR ENDED DECEMBER 31                                                     1993       1992         1991       1990       1989
(In thousands of dollars, except ratios)
- ---------------------------------------------------------------------------------------------------------------------------------
Net income...........................................................   $267,523   $(330,552)    $612,512   $366,509   $613,509
Add:
 Interest expense ...................................................     36,278      36,698       38,293     19,878      2,845
 Interest element of operating lease rental..........................     18,239      17,622       17,625     16,818     14,758
                                                                         -------    --------      -------    -------    -------
Net income, as adjusted .............................................   $322,040   $(276,232)    $668,430   $403,205   $631,112
                                                                         =======    ========      =======    =======    =======

Fixed charges:
 Interest expense ...................................................   $ 36,278   $  36,698     $ 38,293   $ 19,878   $  2,845
 Interest element of operating lease rental..........................     18,239      17,622       17,625     16,818     14,758
                                                                         -------    --------      -------    -------    -------
Fixed charges .......................................................   $ 54,517   $  54,320     $ 55,918   $ 36,696   $ 17,603
                                                                         =======    ========      =======    =======    =======

Ratio of net income, as adjusted, to fixed charges (1)...............        5.9        (5.1)        12.0       11.0       35.9
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

(1) For purposes of computing this ratio, net income has been adjusted to include fixed charges of consolidated companies. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals.


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